Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-217223) and related Prospectus of Griffin Capital Essential Asset REIT II, Inc. (the “Company”) to be filed on or about March 16, 2018 for the registration of up to $2,200,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2018, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Los Angeles, CA                            /s/ Ernst & Young LLP
March 16, 2018